Exhibit 99.1

PRESS RELEASE

ANALOGICTECH RESPONDS TO SKYWORKS’ LATEST SPURIOUS

ALLEGATIONS

Santa Clara, CA – November 3, 2011 – Advanced Analogic Technologies, Inc. (“AnalogicTech” or the “Company”) (Nasdaq: AATI), today issued the following statement in response to the Form 8K filed today by Skyworks Solutions, Inc. (“Skyworks”) (Nasdaq: SWKS) and Skyworks’ unilateral and unauthorized withdrawal of the Registration Statement on Form S-4 related to the Definitive Merger Agreement between Skyworks and AnalogicTech.

AnalogicTech believes the actions taken by Skyworks today are calculated acts of desperation to advance the interests of Skyworks at the expense of AnalogicTech and its stockholders.

Skyworks’ allegations are false, baseless and entirely without merit. AnalogicTech stands behind its financial statements and accounting practices and will continue to defend itself vigorously against Skyworks’ spurious claims.

Just a few months ago, Skyworks conducted extensive due diligence on AnalogicTech and entered into a legally binding definitive merger agreement to acquire the Company. We believe that Skyworks’ public disclosure of false allegations are in clear violation of the Delaware Chancery Court’s rules of arbitration and are just another desperate attempt by Skyworks to renege on its obligations under its merger agreement with AnalogicTech.

We believe Skyworks has resorted to making these unfounded accusations in the court of public opinion because it knows these claims cannot withstand the scrutiny of a court of law.

AnalogicTech will continue to work within the Chancery Court’s arbitration process. We are confident that the Chancery Court will uphold our position that no ‘material adverse effect’ has occurred and that Skyworks – not AnalogicTech – has breached its obligations under the merger agreement.

AnalogicTech further cautions that Skyworks’ representation of the proceedings before the Delaware Chancery Court are inaccurate and should not be relied upon.

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About Advanced Analogic Technologies, Inc.:

Advanced Analogic Technologies Incorporated (AATI), or AnalogicTech, develops advanced semiconductor system solutions that play a key role in the continuing evolution of feature-rich, energy efficient electronic devices. The company focuses on addressing the application-specific power management needs of consumer devices such as mobile handsets, digital cameras, tablets, notebooks, TV and LCD displays as well as devices in a broad range of industrial, medical and telecom applications. AATI also licenses device, process, package, and application-related technologies. Headquartered in Silicon Valley, AATI has design centers in Santa Clara and Shanghai, and Asia-based operations and logistics. For more information, please visit www.analogictech.com.

Contacts

Matt Sherman / Andrew Siegel / Jillian Palash

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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